Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Caliburn International Corporation of our report dated March 31, 2017, except for Note 1, Note 7, Note 11, and Note 20, as to which the date is August 15, 2018, relating to the consolidated financial statements of Janus ESOP Holdings Inc., appearing in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

We also consent to the reference to our firm under the headings “Experts” in such Prospectus.

/s/ Pugh & Company, P.C.

Certified Public Accountants

Knoxville, Tennessee

November 1, 2018